Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Blink Charging Co. on Form S-8 of our report dated March 31, 2021, with respect to our audits of the consolidated financial statements of Blink Charging Co. and Subsidiaries as of December 31, 2020 and 2019 and for each of the years in the two year period ended December 31, 2020 appearing in the Annual Report on Form 10-K of Blink Charging Co., for the year ended December 31, 2020.

/s/ Marcum llp

Marcum LLP

New York, NY

April 8, 2021